Exhibit 4.5

FIFTH SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of March 27, 2020, by and among CHS/Community Health Systems, Inc., a Delaware corporation (“Issuer”), the party that is a signatory hereto as a Guarantor (the “Guaranteeing Subsidiary”), Regions Bank, as Junior-Priority Collateral Agent, and Regions Bank, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of the Issuer, the Guarantors, the Trustee and the Junior-Priority Collateral Agent have heretofore executed and delivered an indenture dated as of June 22, 2018 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance on such date of an aggregate principal amount of $1,770,337,000 of Junior-Priority Secured Notes due 2023 (the “Notes”) of the Issuer;

WHEREAS, the Indenture provides that the Guaranteeing Subsidiary shall execute and deliver to the Trustee and the Junior-Priority Collateral Agent a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”), each on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuer, any Guarantor, the Junior-Priority Collateral Agent and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guaranteeing Subsidiary, the Junior-Priority Collateral Agent and the Trustee mutually covenant and agree for the benefit of the Trustee, the Junior-Priority Collateral Agent and the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

SECTION 2.1. Agreement to be Bound. The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a “Guarantor” and as such will have all of the rights and be subject to all of the obligations and agreements of a “Guarantor” under the Indenture.

SECTION 2.2. Guarantee. The Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes, the Trustee and the Junior-Priority Collateral Agent the Guaranteed Obligations pursuant to Article X of the Indenture as and to the extent provided for therein.

ARTICLE III

MISCELLANEOUS

SECTION 3.1. Notices. All notices and other communications to the Guarantors shall be given as provided in the Indenture.

SECTION 3.2. Merger and Consolidation. The Guaranteeing Subsidiary shall not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, another Person (other than the Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction) except in accordance with Section 4.1(e) of the Indenture.

SECTION 3.3. Release of Guarantee. The Note Guarantees hereunder may be released in accordance with Section 10.2 of the Indenture.

SECTION 3.4. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.5. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.7. Benefits Acknowledged. The Guaranteeing Subsidiary’s Note Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

SECTION 3.8. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.9. The Trustee and the Junior-Priority Collateral Agent. Neither the Trustee nor the Junior-Priority Collateral Agent make any representation or warranty as to the

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validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.10. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

SECTION 3.11. Execution and Delivery. The Guaranteeing Subsidiary agrees that its Note Guarantee shall remain in full force and effect notwithstanding any absence on each Note of a notation of any such Note Guarantee.

SECTION 3.12. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

GREENBRIER VMC, LLC,
as a Guarantor

By:	/s/ R. Gabriel Ottinger
R. Gabriel Ottinger
Senior Vice President and Treasurer

Acknowledged by:

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By:	/s/ R. Gabriel Ottinger
R. Gabriel Ottinger
Senior Vice President and Treasurer

[Signature Page to Fifth Supplemental Indenture (2023 Junior-Priority Notes)]

REGIONS BANK,
as Trustee

By:	/s/ Kristine Prall
	Name:	Kristine Prall
	Title:	Vice President

[Signature Page to Fifth Supplemental Indenture (2023 Junior-Priority Notes)]

REGIONS BANK,
as Junior-Priority Collateral Agent

By:	/s/ Kristine Prall
	Name:	Kristine Prall
	Title:	Vice President

By:	/s/ Kurt Marson
	Name:	Kurt Marson
	Title:	Senior Vice President

[Signature Page to Fifth Supplemental Indenture (2023 Junior-Priority Notes)]